Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

FDA Sets March 22 for ODAC Meeting to

Review CTI’s New Drug Application for Pixantrone

MARCH 1, 2010 Seattle—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) announced today that the U.S. Food and Drug Administration’s (“FDA”) Oncologic Drugs Advisory Committee (“ODAC”) will review CTI’s New Drug Application (“NDA”) for pixantrone for the treatment of relapsed/refractory aggressive non-Hodgkin’s lymphoma (“NHL”) on March 22, 2010. The meeting was to take place on February 10, 2010, but the FDA postponed the meeting because of severe weather conditions in the Washington, D.C. area. Following the vote at the rescheduled ODAC meeting, the FDA is expected to make a final decision on approval of CTI’s NDA for pixantrone by April 23, 2010.

“Our team is well-prepared to deliver an evidenced-based presentation to the ODAC panel, which we expect will provide a persuasive argument to the clinicians on the panel for the approval of pixantrone,” said James A. Bianco, M.D., CEO of CTI. “The ODAC meeting is an important milestone in the review process, and we look forward to discussing the efficacy and safety data for pixantrone with the members of the panel and the FDA review team.” Dr. Owen O’Connor, Chief of Hematology Oncology at NYU Cancer Institute, and Dr. John Leonard, Chief of Lymphoma Myeloma at Weill Cornell Cancer Center will be presenting on behalf of CTI.

ODAC is an independent panel of experts that evaluates data concerning the efficacy and safety of marketed and investigational products for use in the treatment of cancer and makes appropriate recommendations to the FDA. The FDA regulations indicate that although the FDA will consider the recommendation of the panel, the final decision regarding the approval of the product is made by the FDA.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

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www.celltherapeutics.com

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the securities of CTI. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive NHL as determined by the FDA (including ODAC), that the FDA may postpone the ODAC meeting again, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors

www.celltherapeutics.com